Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Dividend of $0.26 per Share,

Announces September 30, 2013 Quarterly Financial Results

New York, New York, November 7, 2013 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on January 3, 2014 to stockholders of record as of December 20, 2013.

BlackRock Kelso Capital also announced financial results for the quarter ended September 30, 2013.

HIGHLIGHTS:

Investment Portfolio: $1,152.8 million

Net Assets: $696.3 million

Indebtedness (borrowings under credit facility, term loan, senior secured notes & convertible notes): $412.9 million

Net Asset Value per share: $9.38

Portfolio Activity for the Quarter Ended September 30, 2013:

Cost of investments during period: $133.1 million

Sales, repayments and other exits during period: $16.0 million

Number of portfolio companies at end of period: 47

Operating Results for the Quarter Ended September 30, 2013:

Net investment income per share: $0.12

Dividends declared per share: $0.26

Earnings per share: $0.27

Net investment income: $8.9 million

Net realized and unrealized gains: $11.0 million

Net increase in net assets from operations: $19.8 million

Net investment income per share, as adjusted1: $0.22

Net investment income, as adjusted1: $16.1 million

Portfolio and Investment Activity

We had a strong third quarter for new investments, experiencing a net increase in our overall portfolio for the quarter of $117.1 million. We invested $133.1 million during the three months ended September 30, 2013, and $365.0 million during the nine months ended September 30, 2013, a 53.0% increase over the $238.5 million invested during the same nine month period one year ago. In conjunction with certain of our investments, we recognized $2.3 million in capital structuring fees during the quarter, increasing our 2013 fee total to $10.2 million, or $0.14 per share. Sales, repayments and other exits of investment principal during the three months ended September 30, 2013 were at a three year low totaling $16.0 million. We are pleased that such exits during the quarter were at par or above, and produced a blended IRR, or cash on cash return, in excess of twelve percent.

During the quarter, we also finalized the restructuring of a portfolio company we have been actively engaged in since year end. Details of the transaction are as follows:

•	During July 2013, we restructured our investment in the 16.0% first lien term loan of The Bargain! Shop Holdings Inc. (“TBS”). We completed the purchase of substantially all of TBS assets through a newly-formed entity called Red Apple Stores Inc. (“Red Apple”). The majority of the existing term loan was converted into $20.0 million of a new 16.0% senior secured term loan and the remaining $1.5 million was converted to common equity. Additionally, we contributed $12.0 million to Red Apple in the form of a $5.0 million 18.0% subordinated PIK note and another $7.0 million for a controlling interest in its common equity. The entire investment was valued at par as of September 30, 2013. We also received a $1.3 million capital structuring fee in conjunction with our services performed in structuring the transaction.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

At September 30, 2013, our portfolio consisted of 47 portfolio companies and was invested 48% in senior secured loans, 21% in equity investments, 19% in senior secured notes, 11% in unsecured or subordinated debt securities, and 1% in cash and cash equivalents. As compared to the prior quarter, the composition of our portfolio invested in senior secured loans increased 5% while our senior secured notes and cash equivalents components declined 5%. Our average portfolio company investment at amortized cost, excluding investments below $5.0 million, was approximately $21.6 million at September 30, 2013, down from $22.6 million at the prior quarter end.

The weighted average yield of the debt and income producing equity securities in our portfolio at its current cost basis was 11.7% at September 30, 2013 versus 12.1% at the prior quarter end. The weighted average yields on our senior secured loans, and our other debt securities at their current cost basis were 10.9% and 13.2%, respectively, at September 30, 2013. The 40 basis point decline in our total portfolio yield during the current quarter was anticipated as we shifted the composition of our portfolio into slightly lower yielding more senior loans. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents. In certain of our portfolio companies, we hold equity positions ranging from minority interests to majority stakes, which we expect will contribute to our investment returns over time. We are also now better positioned to benefit in a rising rate environment as the percentage of our debt portfolio invested in floating rate securities shifted up 5.9% this quarter to 47.5%.

At September 30, 2013, we had $13.7 million in cash and cash equivalents, $236.0 million available under our senior secured, revolving credit facility, and $30.7 million payable for investments purchased. Our leverage stood at 0.59 times at quarter end providing us with available debt capacity under our asset coverage requirements of $279.7 million at September 30, 2013.

Results of Operations

Results comparisons are for the three and nine months ended September 30, 2013 and 2012.

Investment Income

For the three and nine months ended September 30, 2013, our portfolio generated investment income of $31.4 million and $98.6 million, respectively. Of these totals, $2.4 million and $10.2 million, respectively, was fee income earned due to capital structuring, commitment and amendment fees, as well as prepayment penalties and fees earned in connection with the early repayment of certain investments. Remaining investment income, net of fees earned, was $29.0 million and $88.4 million for the respective periods, a $0.01 per share decline for the quarter from the three month average pre-fee level of $0.40 per share earned during the first half of 2013. Although there was a decline in the weighted average yields of our income producing securities over the prior quarter, it was partially offset by the $117.1 million growth in our asset base during the quarter. Our current portfolio provides us with a stable base of net investment income regardless of new investment activity and associated fee income. Fee income also tends to be relatively consistent for our business on an annual basis, although at times it may be somewhat lumpy from quarter to quarter. Fee income earned for the 2012 and 2011 annual periods has been relatively consistent at $20.7 million, or $0.28 per share, and $22.0 million, or $0.30 per share, respectively.

Expenses

Total expenses for the three and nine months ended September 30, 2013 were $22.5 million and $55.6 million, respectively, versus $16.8 million and $44.0 million for the three and nine months ended September 30, 2012. Of these totals, for the three and nine months ended September 30, 2013, $5.3 million and $15.8 million, respectively, were base management fees, versus $6.0 million and $16.9 million for the three and nine months ended September 30, 2012.

Incentive management fees for the three and nine months ended September 30, 2013 were $9.4 million and $16.7 million, respectively, as compared to $3.0 million and $5.2 million for the three and nine months ended September 30, 2012. With respect to incentive management fees based on income, $1.9 million and $2.2 million were earned for the respective nine month periods ending September 30, 2013 and 2012, while no such fees were earned for the comparable three month periods. The remainder for the three and nine months ended September 30, 2013 represents incentive management fees accrued based on a hypothetical capital gains calculation, as required by GAAP, of $9.4 million and $14.8 million, respectively, as compared to $3.0 million for each of the three and nine month periods ending September 30, 2012. A hypothetical liquidation is performed each quarter possibly resulting in an incentive management fee accrual if the amount is positive. It should be noted, however, that a fee so calculated and accrued is not due and payable, if at all, until the end of each measurement period, or every June 30. As of the June 30, 2013 measurement period end, no gains based incentive management fee was due and payable. However, the increase in the accrual for the current quarter is the result of $97.5 million of net unrealized appreciation on the balance sheet as of quarter end.

Interest and credit facility related expenses were $5.5 million and $15.1 million, respectively, for the three and nine months ended September 30, 2013, compared to $5.2 and $14.9 million for the three and nine months ended September 30, 2012. The comparable amounts reflect average debt outstanding of $334.4 million for the nine month 2013 period at a weighted average cost of debt of 5.68%, as compared to average debt outstanding of $390.7 million for the 2012 period with a weighted average cost of debt of 4.87%.

Professional fees were $1.6 million and $1.1 million, respectively, for the nine month periods ended September 30, 2013 and 2012. The spike in professional fees during the current period is due to a one-time legal fee accrual in connection with a portfolio company.

Removing the incentive management fee accrual based on capital gains, total expenses for the nine months ended September 30, 2013 and 2012 were relatively consistent at $40.8 million and $41.0 million, respectively. Expenses also consist of investment advisor expenses, amortization of debt issuance costs, administrative services expense, director fees and miscellaneous other expenses.

Net Investment Income

Net investment income (“NII”) totaled $8.9 million and $43.1 million, or $0.12 per share and $0.58 per share, respectively, for the three and nine months ended September 30, 2013. Included in these amounts are $9.4 million and $16.7 million of aggregate incentive management fees, as required to be accrued under GAAP. Excluding such fees, and including $2.1 million and $8.4 million, respectively, of income based incentive management fees, had they been accrued ratably throughout the year, our net investment income, as adjusted, would have been $16.1 million, or $0.22 per share, and $51.4 million, or $0.69 per share. On a trailing four quarters basis, our net investment income, as adjusted, is $0.96 per share, as compared to $1.04 per share one quarter earlier. The decline is due to exits of some of our higher yielding assets in the recent quarters, as well as the timing of fees earned in conjunction with early repayments of certain portfolio companies over the last twelve month period. Our portfolio continues to produce a stable amount of interest and dividend income relative to its size. Alternate presentations of net investment income per share reflecting adjustments to certain GAAP requirements can be found in the Supplemental table on page 8.

Net Realized Gain or Loss

Total net realized gain or loss for the three and nine months ended September 30, 2013 was a gain of $0.1 million and a loss of $58.0 million, respectively, compared to a gain of $2.8 million and a loss of $73.4 million for the three and nine months ended September 30, 2012. Nearly all of our realized losses for the nine months ended September 30, 2013 resulted from the restructuring of our debt and equity investments in Bankruptcy Management Solutions, Inc. and our debt investments in Dial Global, Inc. et. al. and AGY Holding Corp., and nearly the entire amount had already been reflected in unrealized depreciation on investments in prior periods.

Net Unrealized Appreciation or Depreciation

For the three and nine months ended September 30, 2013, the change in net unrealized appreciation on investments and foreign currency translation was an increase (decrease) in net unrealized appreciation of $10.8 million and $76.6 million, respectively, versus ($12.4) million and $63.7 million for the three and nine months ended September 30, 2012. Net unrealized appreciation at September 30, 2013 and 2012 was $97.5 million and $11.7 million, respectively. The current unrealized appreciation in the portfolio marks the highest levels experienced since the Company’s inception. For the three months ended September 30, 2013, while certain of our portfolio companies had strong performance, there was underperformance in certain others, but we were pleased with an improved overall health of our investment portfolio and believe our portfolio credit quality to be solid.

Net Increase in Net Assets from Operations

The net increase in net assets from operations for the three and nine months ended September 30, 2013 was $19.8 million and $61.7 million, or $0.27 per share and $0.83 per share, respectively. The net increase in net assets for the same 2012 periods was $14.3 million and $55.6 million, or $0.19 per share and $0.76 per share, respectively. As compared to prior periods, the decline in net investment income was partially offset by net realized and unrealized gains for the period. Our GAAP earnings helped drive our net asset value per share up $0.01 to $9.38 per share at September 30, 2013. This was a further increase over our $9.31 net asset value per share at year end.

Liquidity and Capital Resources

At September 30, 2013, we had approximately $13.7 million in cash and cash equivalents, $30.7 million in payables for investments purchased, $412.9 million in debt outstanding and, subject to leverage and borrowing base restrictions, $236.0 million available for use under our amended and restated senior secured revolving credit facility, which matures in March 2017. Relative to our $1.2 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At September 30, 2013, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 267% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Dividends

On November 5, 2013, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on January 3, 2014 to stockholders of record at the close of business on December 20, 2013.

We continue to remain focused on our dividend coverage, although challenging in today’s environment. Our net investment income, as adjusted, was $0.22 per share for the three months ended September 30, 2013, relative to dividends declared of $0.26 per share for the same period, resulting in NII dividend coverage of 83%. Net investment income, as adjusted, for the nine months ended September 30, 2013 was $51.4 million versus dividends declared of $57.8 million for dividend coverage of 89% for 2013 thus far. Net increase in net assets from operations for the three and nine months ended September 30, 2013 was $0.27 and $0.83 per share, respectively, resulting in dividend coverage of 103% and 107%, respectively. While net short term capital gains are a component of a RIC’s annual distribution requirement, we anticipate having sufficient short and long term capital loss carryforwards to eliminate potential future capital gains distributions, thus providing available cash from which to cover a shortfall in cash adjusted NII dividend coverage, if any.

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2012.

For more information on our dividends, please refer to the Section 19 Notice that will be posted to BlackRock Kelso Capital’s website within the Distribution History section of the Investor Relations page (http://www.blackrockkelso.com/InvestorRelations/DistributionHistory/index.htm).

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the nine months ended September 30, 2013 and 2012, dividends reinvested pursuant to our dividend reinvestment plan totaled $3.9 million and $4.3 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2013, the repurchase plan was further extended through June 30, 2014, with 1,331,143 shares remaining authorized for repurchase. There were no purchases under the plan during the three and nine months ended September 30, 2013. Since inception of the repurchase plan through September 30, 2013, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday November 7, 2013 to discuss its third quarter 2013 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 29135516). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, November 7, 2013 and ending at midnight on Thursday, November 14, 2013. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 29135516. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $791,002,833 and $849,028,227)	$802,818,060	$850,511,125
Non-controlled, affiliated investments (cost of $98,337,878 and $50,983,674)	143,726,372	67,750,172
Controlled investments (cost of $149,890,939 and $137,337,392)	192,543,797	143,336,244

Total investments at fair value (cost of $1,039,231,650 and $1,037,349,293)	1,139,088,229	1,061,597,541
Cash and cash equivalents	13,727,451	9,122,141
Unrealized appreciation on forward foreign currency contracts	—	369,417
Receivable for investments sold	10,357,911	504,996
Interest receivable	18,739,382	14,048,248
Prepaid expenses and other assets	11,666,665	4,375,527

Total Assets	$1,193,579,638	$1,090,017,870

Liabilities
Payable for investments purchased	$30,675,753	$440,243
Debt	412,919,440	346,850,000
Interest payable	3,365,354	5,277,132
Dividend distributions payable	19,302,790	19,196,418
Base management fees payable	5,286,986	5,626,893
Incentive management fees payable	20,269,011	20,277,930
Accrued administrative services	221,967	277,000
Other accrued expenses and payables	5,238,135	4,692,562

Total Liabilities	497,279,436	402,638,178

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 75,667,000 and 75,257,888 issued and 74,241,493 and 73,832,381 outstanding	75,667	75,258
Paid-in capital in excess of par	922,588,375	917,534,577
Distributions in excess of taxable net investment income	(37,031,405)	(22,291,022)
Accumulated net realized loss	(277,308,567)	(219,270,607)
Net unrealized appreciation	97,452,808	20,808,162
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	696,300,202	687,379,692

Total Liabilities and Net Assets	$1,193,579,638	$1,090,017,870

Net Asset Value Per Share	$9.38	$9.31

BlackRock Kelso Capital Corporation Consolidated Statement of Operations (Unaudited)	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$21,370,250	$27,543,637	$73,117,037	$81,802,597
Non-controlled, affiliated investments	3,876,098	1,037,387	5,958,969	4,053,330
Controlled investments	2,702,931	3,071,070	7,641,475	6,501,767

Total interest income	27,949,279	31,652,094	86,717,481	92,357,694
Fee income:
Non-controlled, non-affiliated investments	29,875	8,369,140	7,578,694	15,457,315
Non-controlled, affiliated investments	—	602,344	—	735,708
Controlled investments	2,350,000	57,679	2,638,680	136,170

Total fee income	2,379,875	9,029,163	10,217,374	16,329,193

Dividend income:
Non-controlled, non-affiliated investments	640,163	38,845	1,226,348	706,157
Non-controlled, affiliated investments	413,302	—	487,141	—
Controlled investments	—	—	—	—

Total dividend income	1,053,465	38,845	1,713,489	706,157

Total investment income	31,382,619	40,720,102	98,648,344	109,393,044

Expenses:
Incentive management fees	9,358,529	2,963,803	16,692,244	5,177,662
Interest and credit facility fees	5,455,017	5,180,706	15,128,057	14,917,849
Base management fees	5,286,986	5,964,904	15,826,168	16,877,541
Amortization of debt issuance costs	568,678	634,677	1,431,226	1,890,236
Professional fees	541,180	577,051	1,647,600	1,080,582
Investment advisor expenses	479,871	511,774	1,520,714	1,364,420
Director fees	194,500	113,500	474,000	347,063
Administrative services	174,288	164,074	607,429	416,608
Other	449,909	671,341	2,263,313	1,975,362

Total expenses	22,508,958	16,781,830	55,590,751	44,047,323

Net Investment Income	8,873,661	23,938,272	43,057,593	65,345,721

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	307,321	(4,417)	(25,980,491)	(75,340,007)
Non-controlled, affiliated investments	—	2,441,751	21	2,123,846
Controlled investments	769,604	—	(31,890,556)	—
Foreign currency	(933,861)	362,009	(166,934)	(217,703)

Net realized gain (loss)	143,064	2,799,343	(58,037,960)	(73,433,864)

Net change in unrealized appreciation or depreciation:
Non-controlled, non-affiliated investments	(408,094)	(1,814,151)	21,595,785	77,069,859
Non-controlled, affiliated investments	4,602,853	5,287,500	28,621,996	6,300,604
Controlled investments	6,507,911	(14,735,396)	26,688,350	(20,004,775)
Foreign currency translation	124,348	(1,146,461)	(261,485)	331,946

Net change in unrealized appreciation or depreciation	10,827,018	(12,408,508)	76,644,646	63,697,634

Net realized and unrealized gain (loss)	10,970,082	(9,609,165)	18,606,686	(9,736,230)

Net Increase in Net Assets Resulting from Operations	$19,843,743	$14,329,107	$61,664,279	$55,609,491

Net Investment Income Per Share - basic	$0.12	$0.32	$0.58	$0.89

Earnings Per Share – basic	$0.27	$0.19	$0.83	$0.76

Basic and Diluted Weighted-Average Shares Outstanding - basic	74,239,932	73,692,104	74,099,028	73,555,011

Net Investment Income Per Share - diluted	$0.12	$0.32	$0.57	$0.89

Earnings Per Share – diluted	$0.26	$0.19	$0.80	$0.76

Basic and Diluted Weighted-Average Shares Outstanding - diluted	84,136,659	73,692,104	82,183,168	73,555,011
Dividends Declared Per Share	$0.26	$0.26	$0.78	$0.78

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
GAAP Basis:
Net Investment Income	$8,873,661	$23,938,272	$43,057,593	$65,345,721
Net Investment Income per share	0.12	0.32	0.58	0.89

Addback: GAAP incentive management fee expense based on Gains	9,358,529	2,963,803	14,774,276	2,963,803
Addback: GAAP incentive management fee expense based on Income	—	—	1,917,968	2,213,859

Pre-Incentive Fee[2]:
Net Investment Income	$18,232,190	$26,902,075	$59,749,837	$70,523,383
Net Investment Income per share	0.25	0.37	0.81	0.96

Less: Incremental incentive management fee expense based on Income	2,114,510	5,013,423	8,390,983	11,425,802

As Adjusted[1]:
Net Investment Income	$16,117,680	$21,888,652	$51,358,854	$59,097,581
Net Investment Income per share	0.22	0.30	0.69	0.80

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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